Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-188171, 333-201458, 333-207441 and 333-215123 on Form S-3 and Registration Statement Nos. 333-135506, 333-150869, 333-157927, 333-157929, 333-160222, 333-164468, 333-172041, 333-180517, 333-187254, 333-194624, 333-201204, 333-205482 and 333-210053 on Form S-8 of our report dated March 9, 2016, on our audit of the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2015, included in this Annual Report on Form 10-K of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP
Vienna, Virginia
March 6, 2018